Exhibit 10.33

Form for Deferral

WYETH

RESTRICTED STOCK UNIT GRANT AGREEMENT

[NAME]	UNDER 1994 RESTRICTED STOCK
[ADDRESS]	PLAN FOR NON-EMPLOYEE DIRECTORS
DATED: [ ], 200[ ]

NUMBER OF STOCK UNITS: [ ]

Under the terms and conditions of this Agreement and of the 1994 Restricted Stock Plan for Non-Employee Directors of Wyeth (“Plan”), a copy of which has been delivered to you and is made a part hereof, the Company hereby grants to the Director named above the number of stock units specified above. Each stock unit shall correspond to one share of Common Stock. Except as provided herein, the terms used in this Agreement shall have the same meanings as in the Plan.

1. Contribution of Shares to Restricted Stock Trust. Shares of Common Stock corresponding to the number of stock units granted to you shall be contributed to the Restricted Stock Trust. You shall have the right to instruct the trustee of the Restricted Stock Trust regarding the voting of the shares of Common Stock corresponding to your stock units. In addition, you shall be granted on each dividend payment date, a number of additional stock units equal to the aggregate value of the cash dividend paid on the shares of Common Stock corresponding to your units divided by the fair market value of a share of Common Stock on the dividend payment date.

2. Non-Transferable. You may not sell, transfer, assign, pledge, or otherwise encumber or dispose of the stock units granted to you.

3. Removal of Restrictions. You shall forfeit all of the stock units, if you cease to be a member of the Board prior to the fifth anniversary of the date of grant of the Stock Units, unless you cease to be a member of the Board for a reason set forth in Section 4(b)(ii) or 4(b)(iii) of the Plan. A stock unit which is not forfeited by you shall be settled through the delivery of a share of Common Stock to you in accordance with your Deferral Election beginning on the 1st business day of the month following your retirement. The stock certificates representing the shares deferred to you shall be free of all restrictions.

4. Withholding. Payment of the shares of Common Stock corresponding to the units shall be subject to all applicable withholding requirements.

5. Miscellaneous. This Agreement may not be amended except in writing and neither the existence of the Plan nor this grant shall create any obligation on the part of the Board to nominate any Director for re-election by the Company’s stockholders, nor confer upon any Director the right to remain a member of the Board of Directors. In the event of a conflict between this Agreement and the Plan, the Plan shall govern.

6. Compliance With Applicable Law. This Agreement shall be governed by the laws of the State of Delaware and in accordance with such federal laws as may be applicable. Notwithstanding anything herein to the contrary, in accordance with Section 5 of the Plan, the Committee may postpone issuance and delivery of any certificates evidencing shares of Common Stock to be delivered pursuant to this grant, as may be required to comply with any applicable requirements under federal securities laws, any applicable listing requirements of any national security exchange or any requirements under any other law or regulation applicable to the issuance and delivery of such shares. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law or regulation.

WYETH

By:

Accepted and agreed to:

Name (please print)

Signature